Exhibit 10.6

May 16, 2008

In reference to the Agreement of May 12, 2008 between Vibe Records, Inc., a Delaware Corporation (Vibe), Benacquista Galleries, Inc., a Nevada corporation (Benacquista), James Price, an Individual and Timothy Olphie, an individual, I, James Price hereby grant a one-time-only extension under the Agreement under the following terms:

I must receive an additional payment of $25,000 no later than 5:00 PM on Monday, May 16, 2008. This payment is non-refundable and governed by the same terms of the Agreement. The remaining balance of $425,000 must be paid by May 26, 2008 by 5:00 PM. Failure to make any payment exactly as noted in this section results in immediate cancellation of the Option in the Agreement and retention of any non-refundable deposits as liquidated damages by Mr. Price.

In addition, Mr. Price and Benacquista also agreed that Vibe Records would receive an additional $50,000 worth of Benacquista common shares in the event that the balance of the purchase price is paid by May 26, 2008. These shares are in lieu of the shares Vibe Records would have received under the May 12, 2008, letter agreement.

All other terms of the Agreement shall apply.

/s/ James Price
James Price, an Individual

/s/ James Price_________________________________ __
Benacquista Galleries, Inc.
James Price, CEO

/s/ Timothy J. Olphie_______________________________
Timothy J. Olphie, an Individual

/s/ Timothy J. Olphie_______________________________
Vibe Records, Inc.
Timothy J. Olphie